CONTRACT BETWEEN

THE OFFICE OF MEDICAID POLICY AND PLANNING,

THE OFFICE OF THE CHILDREN'S HEALTH INSURANCE PROGRAM

AND

MOLINA HEALTHCARE OF INDIANA, INC.

This Contract, entered into by and between The Office of Medicaid Policy and Planning and the Office of Children's Health Insurance Program, (hereinafter referred to as "State" or "Office") of the Indiana Family and Social Services Administration, 402 West Washington Street, Room W382, Indianapolis, IN 46204, and Molina Healthcare of Indiana, Inc. (hereinafter referred to as "Contractor"),Merrillville Corporate Center, 8001 Broadway, Suite 400, Merrillville, Indiana 46410, is executed pursuant to the terms and conditions set forth herein.

WHEREAS, IC 12-15-30-1 authorizes the Office of Medicaid Policy and Planning to enter into contracts to assist in the administration of the Medicaid program;

WHEREAS, IC 12-17.6 authorizes the Office of the Children's Health Insurance Program to enter into contracts as necessary to assist in the design and administration of the Indiana Children's Health Insurance Program;

WHEREAS, the State of Indiana is desirous to contract for services to assist the Office's efforts to effectively manage a risk-based health care delivery system that administers and provides covered health care services for certain Hoosier Healthwise members enrolled in Benefit Packages A, B and C, as procured through Request for Proposal (RFP) # 4-79;

WHEREAS this Contract contains the payment rates under which the Contractor shall be paid and that these rates have been determined to be actuarially sound for risk contracts, in accordance with applicable law;

WHEREAS, the Contractor is willing and able to perform the desired services for Hoosier Healthwise members assigned to the Contractor;

NOW THEREFORE, the parties enter into this contract for the consideration set out below, all of which is deemed to be good and sufficient consideration in order to make this contract a binding legal instrument.

1. Duties of Contractor

The Contractor shall provide the following services relative to this Contract:

A. The Contractor agrees to assume financial risk for developing and managing a health care delivery system and for arranging or administering all Hoosier Healthwise covered services, as set out in section 2.0 of Attachment 1 of this Contract, in exchange for a per-enrollee, per-month fixed fee, to enrollees in Hoosier Healthwise Packages A, B and C and enrolled with the Contractor. Wards of the State, foster children and children receiving adoption assistance may enroll on a voluntary basis and will not be subject to auto-assignment into the Hoosier Healthwise program. The Contractor must, at a minimum, furnish covered services up to the limits specified by the Medicaid and CHIP programs. The Contractor may exceed these limits. However, in no instance may any covered service's limitations be more restrictive than those which exist in the Indiana Medicaid fee-for-service program for Packages A and B, and the Children's Health Insurance Program for Package C, in accordance with 42 CFR 438.210.

B. The Contractor agrees to perform all duties and arrange and administer the provision of all services as set out herein and in Contract Attachment 1, MCO Scope of Work, as attached, and contained in the RFP as attached and the Contractor's responses to the RFP as attached, all of which are incorporated into this Contract by reference. In addition, the Contractor shall comply with all policies and procedures defined in any bulletin, manual, or handbook yet to be distributed by the State or its agents insofar as those policies and procedures provide further clarification and are no more restrictive than any policies and procedures contained in the RFP and any amendments to the RFP. The Contractor agrees to comply with all pertinent state and federal statutes and regulations in effect throughout the duration of this Contract and as they may be amended from time to time.

C. The Contractor agrees that it will not discriminate against individuals eligible to be covered under this Contract on the basis of health status or need for health services; and the Contractor may not terminate an enrollee's enrollment, or act to encourage an enrollee to terminate his/her enrollment, because of an adverse change in the enrollee's health. The disenrollment function will be carried out by a State contractor who is independent of the Contractor; therefore, any request to terminate an enrollee's enrollment must be approved by the Offices.

D. The Contractor agrees that no services or duties owed by the Contractor under this Contract will be performed or provided by any person or entity other than the Contractor, except as contained in written subcontracts or other legally binding agreements. Prior to entering into any such subcontract or other legally binding agreement, the Contractor shall, in each case, submit the proposed subcontract or other legally binding agreement to the Offices for prior review and approval. Prior review and approval of a subcontract or legally binding agreement shall not be unreasonably delayed by the Offices. The Offices shall, in appropriate cases and as requested by the Contractor, expedite the review and approval process. Under no circumstances shall the Contractor be deemed to have breached its obligations under this Contract if such breach was a result of the Offices' failure to review and approve timely any proposed subcontract or other legally binding agreement. If the Offices disapprove any proposed subcontract or other legally binding agreement, the Offices shall state with reasonable particularity the basis for such disapproval. No subcontract into which the Contractor enters with respect to performance under this Contract shall in any way relieve the Contractor of any responsibility for the performance of duties under this Contract. All subcontracts and amendments thereto executed by the Contractor under this Contract must meet the following requirements; any existing subcontracts or legally binding agreements which fail to meet the following requirements shall be revised to include the requirements within ninety (90) days from the effective date of this Contract:

    Be in writing and specify the functions of the subcontractor.

    Be legally binding agreements.

    Specify the amount, duration and scope of services to be provided by the subcontractor.

    Provide that the Offices may evaluate, through inspection or other means, the quality, appropriateness, and timeliness of services performed.
    Provide for inspections of any records pertinent to the contract by the Offices.
    Require an adequate record system to be maintained for recording services, charges, dates and all other commonly accepted information elements for services rendered to recipients under the contract.
    Provide for the participation of the Contractor and subcontractor in any internal and external quality assurance, utilization review, peer review, and grievance procedures established by the Contractor, in conjunction with the Offices.
    Provide that the subcontractor indemnify and hold harmless the State of Indiana, its officers, and employees from all claims and suits, including court costs, attorney's fees, and other expenses, brought because of injuries or damage received or sustained by any person, persons, or property that is caused by any act or omission of the Contractor and/or the subcontractors. The State shall not provide such indemnification to the subcontractor.
    Identify and incorporate the applicable terms of this Contract and any incorporated documents. The subcontract shall provide that the subcontractor agrees to perform duties under the subcontract, as those duties pertain to enrollees, in accordance with the applicable terms and conditions set out in this Contract, any incorporated documents, and all applicable state and federal laws, as amended.

E. The Contractor agrees that, during the term of this Contract, it shall maintain, with any contracted provider rendering health care services under the RFP, provider service agreements which, in addition to the subcontractor requirements in paragraph 1.D., meet the following requirements; any existing provider service agreements which fail to meet the requirements shall be revised to include the requirements within ninety (90) days from the effective date of this Contract. The provider service agreements shall:

1. Identify and incorporate the applicable terms of this Contract and any incorporated documents. Under the terms of the provider services agreement, the provider shall agree that the applicable terms and conditions set out in this Contract, any incorporated documents, and all applicable state and federal laws, as amended, govern the duties and responsibilities of the provider with regard to the provision of services to enrollees.

2. Reference a written provider claim resolution procedure as set out in RFP Attachment N.

3. PMP agreements for Primary Medical Providers (PMPs) shall include a provision allowing the PMP to terminate the agreement for any reason upon written notice to the Contractor. The Contractor may require that the physician provide said notice to the Contractor up to ninety (90) days prior to termination.

4. Any monies paid to the PMP, such as bonuses or incentives, over and above the contracted rate must be linked to improvements in member health outcomes (e.g., HEDIS measures) or process performance (e.g., encounter submissions). The payment or retention of the payment may not be contingent on the PMP continuing its contract with the MCO for any period longer than ninety (90) days. On an annual basis, MCO must report to OMPP each PMP who received such a payment, the amount of the payment, and the improvements realized that prompted the payment. This provision shall apply to any and all new PMP contracts, renewals or amendments that are effective after January 1, 2005.

F. The Contractor agrees that all laboratory testing sites providing services under this Contract must have a valid Clinical Laboratory Improvement Amendments (CLIA) certificate and comply with the CLIA regulations at 42 CFR Part 493.

G. The Contractor agrees that it shall:

1. Retain, at all times during the term of this Contract, a valid Certificate of Authority under applicable State laws issued by the State of Indiana Department of Insurance.

2. Ensure that, during the term of this Contract, each provider rendering health care services under the RFP is authorized to do so in accordance with the following:
    The provider must maintain a current Indiana Health Coverage Programs (IHCP) provider agreement and must be duly licensed in accordance with the appropriate state licensing board and shall remain in good standing with said board.
    If a provider is not authorized to provide such services under a current IHCP provider agreement or is no longer licensed by said board, the Contractor is obligated to terminate its contractual relationship authorizing or requiring such provider to provide services under the RFP. The Contractor must terminate its contractual relationship with the provider as soon as the Contractor has knowledge of the termination of the provider's license or the IHCP provider agreement.

    3. Comply with the specific requirements for Health Maintenance Organizations (HMOs) eligible to receive Federal Financial Participation (FFP) under Medicaid, as listed in the State Organization and General Administration Chapter of the Centers for Medicare and Medicaid Services State Medicaid Manual. These requirements include, but are not limited to the following:

    a. The Contractor shall meet the definition of HMO as specified in the Indiana State Medicaid Plan.

    b. Throughout the duration of this Contract, the Contractor shall satisfy the Chicago Regional Office of the Centers for Medicare and Medicaid Services (hereinafter called CMS) that the Contractor is compliant with the Federal requirements for protection against insolvency pursuant to 42 CFR 438.116, the requirement that the Contractor shall continue to provide services to Contractor enrollees until the end of the month in which insolvency has occurred, and the requirement that the Contractor shall continue to provide inpatient services until the date of discharge for an enrollee who is institutionalized when insolvency occurs. The Contractor shall meet this requirement by posting a performance bond pursuant to paragraph 1.27 of the RFP, obtaining appropriate reinsurance pursuant to Section 1.5.3 of Attachment 1 to this Contract, and satisfying the statutory reserve requirements of the Indiana Department of Insurance.

    The Contractor shall comply with, and shall exclude from participation as either a provider or subcontractor of the Contractor, any entity or person that has been excluded under the authority of Sections 1124A, 1128 or 1128A of the Social Security Act or does not comply with the requirements of Section 1128(b) of the Social Security Act.
    In the event that the CMS determines that the Contractor has violated any of the provisions of 42 CFR 434.67(a), CMS may deny payment of FFP for new enrollees of the HMO under 42 USC 1396b(m)(5)(B)(ii). The Offices shall automatically deny State payment for new enrollees whenever, and for so long as, Federal payment for such enrollees has been denied.

H. The Contractor shall submit proof, satisfactory to the Offices, of indemnification of the Contractor by the Contractor's parent corporation, if applicable, and by all of its subcontractors.

I. The Contractor shall submit proof, satisfactory to the Offices, that all subcontractors will hold the State harmless from liability under the subcontract. This assurance in no way relieves the Contractor of any responsibilities under the RFP or this Contract.

J. The Contractor agrees that, prior to initially enrolling any Hoosier Healthwise Package A, B or C enrollees, it shall go through and satisfactorily complete the readiness review as described in the RFP. The required readiness review shall begin before the contract between the Contractor and the State is finalized and executed. Within ninety (90) days from the effective date of this Contract, the Contractor shall make a good faith effort to resolve, to the satisfaction of the Offices, any outstanding issues brought to the Contractor's attention by the Offices as a result of the readiness review.

K. The Contractor shall establish and maintain a quality improvement program that meets the requirements of 42 CFR 438, subpart D, as well as other specific requirements set forth in the RFP. The Offices and the CMS may evaluate, through inspection or other means, including but not limited to, the review of the quality assurance reports required under this Contract, and the quality, appropriateness, and timeliness of services performed under this Contract. The Contractor agrees to participate and cooperate, as directed by the Offices, in the annual external quality review of the services furnished by the Contractor.

L. In accordance with 42 CFR 438.6(i), the Contractor agrees that it and any of its subcontractors shall comply with the requirements, if applicable, of 42 CFR 489, Subpart I, relating to maintaining and distributing written policies and procedures respecting advance directives. The Contractor shall distribute policies and procedures to adult individuals during the enrollee enrollment process and whenever there are revisions to these policies and procedures. The Contractor shall make available for inspection, upon reasonable notice and request by the Offices, documentation concerning its written policies, procedures and distribution of such written procedures to enrollees.

M. Pursuant to 42 CFR 417.479(a), the Contractor agrees that no specific payment can be made directly or indirectly under a physician incentive plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual enrollee. The Contractor must disclose to the State the information on provider incentive plans listed in 42 CFR 417.479(h)(1) and 417.479(i) at the times indicated at 42 C.F.R. 438.6(h), in order to determine whether the incentive plan meets the requirements of 42 CFR 417(d)-(g). The Contractor must provide the capitation data required under paragraph (h)(1)(vi) for the previous calendar year to the State by application/contract renewal of each year. The Contractor will provide the information on its physician incentive plan(s) listed in 42 CFR 417.479(h)(3) to any enrollee upon request.

N. The Contractor must not prohibit or restrict a health care professional from advising an enrollee about his/her health status, medical care, or treatment, regardless of whether benefits for such care are provided under this Contract, if the professional is acting within the lawful scope of practice. However, this provision does not require the Contractor to provide coverage of a counseling or referral service if the Contractor objects to the service on moral or religious grounds and makes available information on its policies to potential enrollees and enrollees within ninety (90) days after the date the Contractor adopts a change in policy regarding such counseling or referral service.

O. In accordance with 42 U.S.C. Section 1396u-2(b)(6), the Contractor agrees that an enrollee may not be held liable for the following:

    Debts of the Contractor, or its subcontractors, in the event of any organization's insolvency;

    Services provided to the enrollee in the event the Contractor fails to receive payment from the Offices for such services or in the event a provider fails to receive payment from the Contractor or Offices; or

    Payments made to a provider in excess of the amount that would be owed by the enrollee if the Contractor had directly provided the services.

P. The Offices may from time to time request and the Contractor, and all of its subcontractors, agree that the Contractor, or its subcontractors, shall prepare and submit additional compilations and reports as requested by the Offices. Such requests will be limited to situations in which the desired data is considered essential and cannot be obtained through existing Contractor reports. The Contractor, and all of its subcontractors, agree that a response to the request shall be submitted by the Offices' requested completion date, or if the Offices do not specify a completion date, within thirty (30) days from the date of the request,. The response shall include the additional compilations and reports as requested, or the status of the requested information and an expected completion date. When such requests pertain to legislative inquiries or expedited inquiries from the Office of the Governor, the additional compilations and reports shall be submitted by the Offices' requested completion date. Failure by the Contractor, or its subcontractors, to comply with response time frames shall be considered grounds for the Offices to pursue the provisions outlined in Section 8.0 of Attachment 1 of this Contract. In the event that delays in submissions are a consequence of a delay by the Offices or the Medicaid Fiscal Agent, the time frame for submission shall be extended by the length of time of the delay.

Q. Contractor agrees that an abortion will be covered only in the following situations:

1. If the pregnancy is the result of an act of rape or incest; or

2. If the woman suffers from a physical disorder, physical injury, or physical illness, including a life-endangering physical condition caused by or arising from the pregnancy itself, which would, as certified by a physician, place the woman in danger of death unless an abortion is performed.

2. Consideration

In consideration of the services to be performed by the Contractor, the Offices agree to pay the Contractor the following amounts per month per enrolled member, and per maternity delivery, as contained in the Offices' capitation payment listing and based upon the capitation rates by category as listed below:

	CAPITATION RATES
Category	Packages A and B	Package C
North Region
Newborns	$320.53	$176.46
Preschool	$72.83	$74.95
Children	$70.15	$67.54
Adolescents	$100.83	$94.02
Adult Males	$234.99
Adult Females	$211.26
Deliveries	$3,331.43/delivery	$3,331.43/delivery
Central Region
Newborns	$286.09	$156.09
Preschool	$82.19	$80.54
Children	$79.16	$82.57
Adolescents	$113.78	$101.04
Adult Males	$303.08
Adult Females	$272.48
Deliveries	$3,301.57/delivery	$3,301.57/delivery
South Region
Newborns	$287.06	$158.04
Preschool	$79.12	$74.94
Children	$76.11	$67.57
Adolescents	$109.36	$93.93
Adult Males	$286.33
Adult Females	$258.38
Deliveries	$3,324.80/delivery	$3,324.80/delivery

The parties agree that the Offices have the option to adjust the capitation rates annually. In the event that the Offices adjust the fee-for-service (FFS) rates, the Offices may, in its sole discretion, further adjust the capitation rates in accordance with the FFS adjustment. If the Offices made such an adjustment, it shall apply only to the specific service component of the capitation rate that corresponds to the FFS adjustment. Any capitation rates adjusted due to a change in the FFS program may be further adjusted to ensure actuarial soundness. All adjustments are subject to federal regulations for risk contracts. Rates revised under this provision shall be implemented only after a contract amendment is executed and approved.

Payments provided for under this Contract will be denied for new enrollees when, and for so long as, payment for those enrollees is denied by CMS, in accordance with 42 CFR 438.730.

3. Term

This Contract shall be effective for a period of two (2) years. It shall commence on January 1, 2005, and shall remain in effect through December 31, 2006. At the discretion of the State, the term may be extended for up to two (2) additional year(s). In no event shall the term exceed December 31, 2008.

4. Access to Records

The Contractor and its subcontractors, if any, shall maintain all books, documents, papers, accounting records, and other evidence pertaining to all costs incurred under this Contract. They shall make such materials available at their respective offices at all reasonable times during this Contract term, and for three (3) years from the date of final payment under this Contract, for inspection by the State or by any other authorized representative of state or federal government. Copies thereof shall be furnished at no cost to the State if requested.

5. Assignment

The Contractor shall not assign or subcontract the whole or any part of this Contract without the State's prior written consent. The Contractor may assign its right to receive payments to such third parties as the Contractor may desire without the prior written consent of the State, provided that Contractor gives written notice (including evidence of such assignment) to the State thirty (30) days in advance of any payment so assigned. The assignment shall cover all unpaid amounts under this Contract and shall not be made to more than one party.

6. Audits

Contractor acknowledges that it may be required to submit to an audit of funds paid through this Contract. Any such audit shall be conducted in accordance with IC 5-11-1, and audit guidelines specified by the State.

7. Authority to Bind Contractor

Notwithstanding anything in this Contract to the contrary, the signatory for the Contractor represents that he/she has been duly authorized to execute contracts on behalf of the Contractor and has obtained all necessary or applicable approvals from the home office of the Contractor, if applicable, to make this Contract fully binding upon the Contractor when his/her signature is affixed, and this Contract is not subject to further acceptance by Contractor when accepted by the State of Indiana.

8. Changes in Work

In the event the State requires a major change in the scope, character or complexity of the work after the work has begun, adjustments in compensation to the Contractor shall be determined by the State in the exercise of its good faith and prudent judgment. The Contractor shall not commence any additional work or change the scope of the work until authorized in writing by the State. No claim for additional compensation shall be made in the absence of a prior written approval executed by all signatories hereto. All changes shall be by formal amendment, signed by all parties as required by Indiana law.

9. Compliance with Laws

The Contractor shall comply with all applicable federal, state and local laws, rules, regulations and ordinances, the provisions of which are incorporated by reference. The enactment or amendment of any applicable state or federal statute or the promulgation of any rules or regulations thereunder after execution of this Contract shall be reviewed by the State and the Contractor to determine whether the provisions of this Contract require formal modification.

10. Condition of Payment

All deliverables provided by the Contractor under this contract must be performed to the State's reasonable satisfaction, as determined at the discretion of the undersigned State representative and in accordance with all applicable federal, state, local laws, ordinances, rules, and regulations. The Contractor will not receive payment for work found by the State to be unsatisfactory or performed in violation of federal, state, or local law.

11. Confidentiality of Data, Property Rights in Products, and Copyright Prohibition

The Contractor agrees that all information, data, findings, recommendations, proposals, etc. by whatever name described and in whatever form secured, developed, written or produced by the Contractor in furtherance of this Contract shall be the property of the State. The Contractor shall take such action as is necessary under law to preserve such confidentiality and property rights in and of the State while such property is within the control and/or custody of the Contractor. The Contractor hereby specifically waives and/or releases to the State any cognizable property right of the Contractor to copyright, license, patent or otherwise use such information, data, findings, recommendations, proposals, etc.

12. Confidentiality of State Information

The Contractor understands and agrees that data, materials, and information disclosed to Contractor may contain confidential and protected data. Therefore, the Contractor promises and assures that data, material, and information gathered, based upon or disclosed to the Contractor for the purpose of this Contract, will not be disclosed to others or discussed with third parties without the prior written consent of the State.

13. Reserved

14. Conflict of Interest

A. As used in this section:

"Immediate family" means the spouse and the unemancipated children of an individual.

"Interested party," means:

    The individual executing this contract;

    An individual who has an interest of three percent (3%) or more of Contractor, if Contractor is not an individual; or

    Any member of the immediate family of an individual specified under subdivision 1 or 2.

"Department" means the Indiana Department of Administration.

"Commission" means the State Ethics Commission.

  The Department may cancel this Contract without recourse by Contractor if any interested party is an employee of the State of Indiana.

  The Department will not exercise its right of cancellation under section B above if the Contractor gives the Department an opinion by the Commission indicating that the existence of this Contract and the employment by the State of Indiana of the interested party does not violate any statute or rule relating to ethical conduct of state employees. The Department may take action, including cancellation of this Contract consistent with an opinion of the Commission obtained under this section.

  Contractor has an affirmative obligation under this Contract to disclose to the Department when an interested party is or becomes an employee of the State of Indiana. The obligation under this section extends only to those facts that Contractor knows or reasonably could know.

15. Reserved

16. Debarment and Suspension

Contractor certifies, by entering into this Contract, that neither it nor its principals are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from entering into this Contract by any federal agency or by any department, agency or political subdivision of the State of Indiana. The term "principal" for purposes of this Contract means an officer, director, owner, partner, key employee, or other person with primary management or supervisory responsibilities, or a person who has a critical influence on or substantive control over the operations of Contractor. The Contractor also further certifies that it has verified the suspension and debarment status for all sub-contractors receiving funds under this contract and is solely responsible for any paybacks and or penalties that might arise from non-compliance.

17. Default by State

If the State, sixty (60) days after receipt of written notice, fails to correct or cure any breach of this Contract, then the Contractor may cancel and terminate this Contract and collect all monies due up to and including the date of termination.

18. Disputes

A. Should any disputes arise with respect to this Contract, Contractor and the State agree to act immediately to resolve such disputes. Time is of the essence in the resolution of disputes.

B. The Contractor agrees that, the existence of a dispute notwithstanding, it will continue without delay to carry out all its responsibilities under this Contract that are not affected by the dispute. Should the Contractor fail to continue to perform its responsibilities regarding all non-disputed work, without delay, any additional costs incurred by the State or the Contractor as a result of such failure to proceed shall be borne by the Contractor, and the Contractor shall make no claim against the State for such costs. If the State and the Contractor cannot resolve a dispute within ten (10) working days following notification in writing by either party of the existence of a dispute, then the following procedure shall apply:

The parties agree to resolve such matters through submission of their dispute to the Commissioner of the Indiana Department of Administration. The Commissioner shall reduce a decision to writing and mail or otherwise furnish a copy thereof to the Contractor and the State within ten (10) working days after presentation of such dispute for action. The Commissioner's decision shall be final and conclusive unless either party mails or otherwise furnishes to the Commissioner, within ten (10) working days after receipt of the Commissioner's decision, a written appeal. Within ten (10) working days of receipt by the Commissioner of a written request for appeal, the decision may be reconsidered. If no reconsideration is provided within ten (10) working days, the parties may mutually agree to submit the dispute to arbitration for a determination, or otherwise the dispute may be submitted to an Indiana court of competent jurisdiction.

The State may withhold payments on disputed items pending resolution of the dispute. The unintentional nonpayment by the State to the Contractor of one or more invoices not in dispute in accordance with the terms of this Contract will not be cause for Contractor to terminate this Contract, and the Contractor may bring suit to collect these amounts without following the disputes procedure contained herein.

19. Drug-Free Workplace Certification

The Contractor hereby covenants and agrees to make a good faith effort to provide and maintain a drug-free workplace. Contractor will give written notice to the State within ten (10) days after receiving actual notice that the Contractor or an employee of the Contractor has been convicted of a criminal drug violation occurring in the contractor's workplace.

False certification or violation of the certification may result in sanctions including, but not limited to, suspension of contract payments, termination of this Contract and/or debarment of contracting opportunities with the State of Indiana for up to three (3) years.

In addition to the provisions of the above paragraphs, if the total contract amount set forth in this Contract is in excess of $25,000.00, Contractor hereby further agrees that this agreement is expressly subject to the terms, conditions, and representations of the following certification:

This certification is required by Executive Order No. 90-5, April 12, 1990, issued by the Governor of Indiana. Pursuant to its delegated authority, the Indiana Department of Administration is requiring the inclusion of this certification in all contracts and grants from the State of Indiana in excess of $25,000.00. No award of a contract shall be made, and no contract, purchase order or agreement, the total amount of which exceeds $25,000.00, shall be valid, unless and until this certification has been fully executed by the Contractor and made a part of the contract or agreement as part of the contract documents.

The Contractor certifies and agrees that it will provide a drug-free workplace by:

  Publishing and providing to all of its employees a statement notifying employees that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance is prohibited in the Contractor's workplace, and specifying the actions that will be taken against employees for violations of such prohibition;

  Establishing a drug-free awareness program to inform it's employees of (1) the dangers of drug abuse in the workplace; (2) the Contractor's policy of maintaining a drug-free workplace; (3) any available drug counseling, rehabilitation, and employee assistance programs; and (4) the penalties that may be imposed upon an employee for drug abuse violations occurring in the workplace;

  Notifying all employees in the statement required by subparagraph (A) above that as a condition of continued employment, the employee will (1) abide by the terms of the statement; and (2) notify the Contractor of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction;

  Notifying in writing the State within ten (10) days after receiving notice from an employee under subdivision (C)(2) above, or otherwise receiving actual notice of such conviction;

  Within thirty (30) days after receiving notice under subdivision (C)(2) above of a conviction, imposing the following sanctions or remedial measures on any employee who is convicted of drug abuse violations occurring in the workplace: (1) taking appropriate personnel action against the employee, up to and including termination; or (2) requiring such employee to satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state or local health, law enforcement, or other appropriate agency; and

  Making a good faith effort to maintain a drug-free workplace through the implementation of subparagraphs (A) through (E) above.

20. Employment Option

If the State determines that it would be in the State's best interest to hire an employee of the Contractor, the Contractor will release the selected employee from any non-compete agreements that may be in effect. This release will be at no cost to the State or the employee.

21. Force Majeure

In the event that either party is unable to perform any of its obligations under this Contract or to enjoy any of its benefits because of natural disaster or decrees of governmental bodies not the fault of the affected party (hereinafter referred to as a "Force Majeure Event"), the party who has been so affected shall immediately give notice to the other party and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under this Contract shall be immediately suspended. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may, by giving written notice, terminate this Contract.

22. Funding Cancellation

When the Director of the State Budget Agency makes a written determination that funds are not appropriated or otherwise available to support continuation of performance of this Contract, this Contract shall be canceled. A determination by the Budget Director that funds are not appropriated or otherwise available to support continuation of performance shall be final and conclusive.

23. Governing Laws

This Contract shall be construed in accordance with and governed by the laws of the State of Indiana and suit, if any, must be brought in the State of Indiana.

24. Indemnification

Contractor agrees to indemnify, defend, and hold harmless the State of Indiana and its agents, officials, and employees from all claims and suits including court costs, attorney's fees, and other expenses caused by any act or omission of the Contractor and/or its subcontractors, if any. The State shall not provide such indemnification to the Contractor.

25. Independent Contractor

Both parties hereto, in the performance of this Contract, shall act in an individual capacity and not as agents, employees, partners, joint venturers or associates of one another. The employees or agents of one party shall not be deemed or construed to be the employees or agents of the other party for any purposes whatsoever. Neither party will assume liability for any injury (including death) to any persons, or damage to any property arising out of the acts or omissions of the agents, employees or subcontractors of the other party.

The Contractor shall be responsible for providing all necessary unemployment and workers' compensation insurance for the Contractor's employees.

26. Reserved

27. Insurance

  The Contractor shall secure and keep in force during the term of this agreement, the following insurance coverages, covering the Contractor for any and all claims of any nature which may in any manner arise out of or result from this agreement:
    Commercial general liability, including contractual coverage, and products or completed operations coverage (if applicable), with minimum liability limits of $500,000 per person and $1,000,000 per occurrence unless additional coverage is required by the State.
    Reserved
    Reserved
    Workers compensation coverage meeting all statutory requirements of IC 22-3-2. In addition, an "all states endorsement" covering claims occurring outside the state of Indiana if any of the services provided under this agreement involve work outside the state of Indiana. The Contractor shall provide proof of such insurance coverage by tendering to the undersigned State representative, a certificate of insurance prior to the commencement of this agreement.

B. The Contractor's insurance coverage must meet the following additional requirements:
    Any deductible or self-insured retention amount or other similar obligation under the insurance policies shall be the sole obligation of the Contractor.
    The State will be defended, indemnified, and held harmless to the full extent of any coverage actually secured by the Contractor in excess of the minimum requirements set forth above. The duty to indemnify the State under this agreement shall not be limited by the insurance required in this agreement.
    The insurance required in this agreement, through a policy or endorsement, shall include a provision that the policy and endorsements may not be canceled or modified without thirty (30) days' prior written notice to the undersigned State representative.
    Failure to provide insurance as required in this agreement is a material breach of contract entitling the State to immediately terminate this agreement.

The Contractor shall furnish a certificate of insurance and all endorsements to the undersigned State representative prior to the commencement of this agreement.

28. Reserved

29. Licensing Standards

The parties agree that Contractor and its employees and subcontractors shall comply with all applicable licensing standards, certification standards, accrediting standards and any other laws, rules or regulations governing services to be provided by the Contractor pursuant to this Contract. The State shall not be required to reimburse Contractor for any services performed when Contractor or its employees or subcontractors are not in compliance with such applicable standards, laws, rules or regulations. If licensure, certification or accreditation expires or is revoked, Contractor shall notify State immediately and the State, at its option, may immediately terminate this Contract.

30. Merger and Modification

This contract constitutes the entire agreement between the parties. No understandings, agreements, or representations, oral or written, not specified within this contract will be valid provisions of this contract. This contract may not be modified, supplemented, or amended, in any manner, except by written agreement signed by all necessary parties.

31. Minority and Women Business Enterprise Compliance

The Contractor agrees to comply fully with the provisions of the Contractor's MBE/WBE participation plans, and agrees to comply with all Minority and Women Business Enterprise statutory and administrative code requirements and obligations, including IC 4-13-16.5 and 25 IAC 5.

The Contractor further agrees to cooperate fully with the minority and women's business enterprises division to facilitate the promotion, monitoring, and enforcement of the policies and goals of MBE/WBE program including any and all assessments, compliance reviews and audits that may be required.

32. Nondiscrimination

Pursuant to IC 22-9-1-10 and the Civil Rights Act of 1964, Contractor and its subcontractors shall not discriminate against any employee or applicant for employment in the performance of this Contract. The Contractor shall not discriminate with respect to the hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of race, color, religion, sex, disability, national origin or ancestry. Breach of this covenant may be regarded as a material breach of this Contract. The Contractor's execution of this Contract also signifies compliance with applicable federal laws, regulations, and executive orders prohibiting discrimination in the provision of services based on race, color, national origin, age, sex, disability or status as a veteran.

The Contractor understands that the State is a recipient of federal funds. Pursuant to that understanding, the Contractor and its subcontractor, if any, agree that if the Contractor employs fifty (50) or more employees and does at least $50,000.00 worth of business with the State and is not exempt, the Contractor will comply with the affirmative action reporting requirements of 41 CFR 60-1.7. The Contractor shall comply with Section 202 of Executive Order 11246, as amended, 41 CFR 60-250, and 41 CFR 60-741, as amended, which are incorporated herein by specific reference. Breach of this covenant may be regarded as a material breach of this Contract.

33. Notice to Parties

Whenever any notice, statement or other communication is required under this Contract, it shall be sent to the following addresses, unless otherwise specifically advised.

  Notices to the State shall be sent to:

  John Barth, Director of Operations -- Managed Care

  Office of Medicaid Policy and Planning

  402 W. Washington St., W374, MS-07

  Indianapolis, IN 46204

  Notices to the Contractor shall be sent to:

  Paul Hobson, Executive Director

  Molina Healthcare of Indiana, Inc.

  Merrillville Corporate Center

  8001 Broadway, Suite 400

  Merrillville, IN 46410

  Payments to the Contractor shall be sent via electronic funds transfer by the fiscal agent to an account to be specified by the Contractor.

34. Order of Precedence

Any inconsistency or ambiguity in this Contract shall be resolved by giving precedence in the following order: (1) This Contract, (2) Contract Attachment 1, (3) RFP# 4-79, (4) Contractor's response to RFP# 4-79, and (5) attachments prepared by the Contractor.

35. Ownership of Documents and Materials

All documents, records, programs, data, film, tape, articles, memoranda, and other materials not developed or licensed by the Contractor prior to execution of this Contract, but specifically developed under this Contract shall be considered "work for hire" and the Contractor transfers any ownership claim to the State of Indiana and all such materials will be the property of the State of Indiana. Use of these materials, other than related to contract performance by the Contractor, without the prior written consent of the State, is prohibited. During the performance of this Contract, the Contractor shall be responsible for any loss of or damage to these materials developed for or supplied by the State and used to develop or assist in the services provided herein while the materials are in the possession of the Contractor. Any loss or damage thereto shall be restored at the Contractor's expense. Full, immediate, and unrestricted access to the work product of the Contractor during the term of this Contract shall be available to the State.

36. Payments

  The Office will provide the above-specified funding on a per member per month and per maternity delivery basis, as contained in the Offices' capitation payment listing, and according to the capitation rates by category as listed in Paragraph 2.

  All payment obligations are subject to the encumbrance of monies and shall be made in arrears in accordance with Indiana law and the State of Indiana's fiscal policies and procedures. The Contractor may not submit claim forms before the services have been performed.

  It is understood and agreed upon by the parties that all obligations of the State of Indiana are contingent upon the availability and continued appropriation of State and Federal funds, and in no event shall the State of Indiana be liable for any payments in excess of available appropriated funds.

37. Penalties/Interest/Attorney's Fees

The State will in good faith perform its required obligations hereunder and does not agree to pay any penalties, liquidated damages, interest, or attorney's fees, except as required by Indiana law, in part, IC 5-17-5, IC 34-54-8, and IC 34-13-1.

Notwithstanding the provisions contained in IC 5-17-5, the Parties stipulate and agree that any liability resulting from the State of Indiana's failure to make prompt payment shall be based solely on the amount of funding originating from the State of Indiana and shall not be based on funding from federal or other sources.

38. Progress Reports

The Contractor shall submit progress reports to the State upon request. The report shall be oral, unless the State, upon receipt of the oral report, should deem it necessary to have it in written form. The progress reports shall serve the purpose of assuring the State that work is progressing in line with the schedule, and that completion can be reasonably assured on the scheduled date.

39. Reserved

40. Security and Privacy of Health Information

The Contractor agrees to comply with all requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA), Privacy Regulations, that take effect April 14, 2003, and Security Regulations, that take effect on April 20, 2005, in all activities related to the contract, to maintain compliance throughout the life of the contract, to operate any systems used to fulfill the requirements of this contract in full compliance with HIPAA and to take no action which adversely affects the State's HIPAA compliance.

The parties acknowledge that the Department of Health and Human Services (DHHS) has issued the Final Rules, as amended from time to time on the Standards for Privacy of Individually Identifiable Health Information and on the Standards for Security of Individually Identifiable Health Information, as required by the Administrative Simplification Section of HIPAA. The parties acknowledge that the Office is Covered Entity within the meaning of HIPAA. To the extent required by the provisions of HIPAA and regulations promulgated thereunder, the Contractor assures that it will appropriately safeguard Protected Health Information (PHI), as defined by the regulations, which is made available to or obtained by the Contractor in the course of its work under the contract. The Contractor agrees to comply with all applicable requirements of law relating to PHI with respect to any task or other activity it performs for the Office including, as required by the final Privacy and Security regulations:

  Implementing administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the electronic PHI that the Contractor creates, receives, maintains, or transmits on behalf of OMPP;
  Implementing a disaster recovery plan, as appropriate, which includes mechanisms to recover data and/or alternative data storage sites, as determined by OMPP to be necessary to uphold integral business functions in the event of an unforeseen disaster;
  Not using or further disclosing PHI other than as permitted or required by this Contract or by applicable law;

  Using appropriate safeguards to prevent use or disclosure of PHI other than as provided by this Contract or by applicable law;

  Reporting to OMPP any security and/or privacy incident of which the Contractor becomes aware;

  Mitigating, to the extent practicable, any harmful effect that is known to the Contractor and reporting to the Office any use or disclosure by the Contractor, its agent, employees, subcontractors or third parties, of PHI obtained under this Contract in a manner not provided for by this Contract or by applicable law of which the Contractor becomes aware;

  Ensuring that any subcontractors or agents to whom the Contractor provides PHI received from, or created or received by the Contractor, subcontractors or agents on behalf of the Office agree to the same restrictions, conditions and obligations applicable to such party regarding PHI and agrees to implement reasonable and appropriate safeguards to protect it;

  Making the Contractor's internal practices, books and records related to the use of disclosure of PHI received from, or created or received by the Contractor on behalf of the Office available to the Office at its request or to the Secretary of the United States Department of Health and Human Services for purposes of determining the Office's compliance with applicable law. The Contractor shall immediately notify the Office upon receipt by the Contractor of any such request from the Secretary of DHHS, and shall provide the Office with copies of any materials made available in response to such a request;

  In accordance with procedures established by the Office, making available the information required to provide an accounting of disclosures pursuant to applicable law, if the duties of the Contractor include disclosures that must be accounted for;

  Making available PHI for amendment and incorporating any amendments to PHI in accordance with 45 CFR 164.526, if the Contractor maintains PHI subject to amendment;

  In accordance with procedures established by the Office, making PHI available to individuals entitled to access and requesting access in compliance with 45 CFR 164.524 and the duties of the Contractor;

  Authorizing termination of the Contract if OMPP determines that the Contractor has violated a material provision; and

  At the termination of the Contract, if feasible, return or destroy all PHI received or created under the Contract. If OMPP determines return or destruction is not feasible, the protections in this agreement shall continue to be extended to any PHI maintained by the Contractor for as long as it is maintained.

40.5 Electronic Transaction Standards Compliance

In order to fulfill the terms of this Contract, Contractor will utilize and interface with the State's electronic systems and will use them to perform certain electronic transactions that contain health information, and which are subject to the final rules for the Standards for Electronic Transactions, dated August 17, 2000, under the Administrative Simplification Section of HIPAA (the "Transaction Standards").

The Contractor shall comply with the Transaction Standards, as may be amended from time to time, and shall provide documentation of its compliance with them, including a summary of project plans for remediation, status reports of remediation efforts, summary of text results, copies of certifications, if any, and the Contractor's statement affirming completion of all requirements. Such compliance shall be maintained at no additional cost to the State.

Contractor will indemnify and hold the State harmless from any loss, damage, costs, expense, judgment, sanction or liability, including, but not limited to, attorneys' fees and costs, that the State incurs or is subject to, as a result of Contractor's breach of this Paragraph.

41. Severability

The invalidity of any section, subsection, clause or provision of this Contract shall not affect the validity of the remaining sections, subsections, clauses or provisions of this Contract.

42. Substantial Performance

This Contract shall be deemed to be substantially performed only when fully performed according to its terms and conditions and any modification thereof.

43. Successors and Assignees

The Contractor binds its successors, executors, administrators, and assignees to all covenants of this Contract. Except as above set forth, the Contractor shall not assign, sublet or transfer interest in this Contract without the prior written consent of the State of Indiana.

44. Taxes

The State of Indiana is exempt from state, federal, and local taxes. The State will not be responsible for any taxes levied on the Contractor as a result of this Contract.

45. Termination for Convenience

This Contract may be terminated, in whole or in part, by the State whenever, for any reason, the State determines that such termination is in the best interest of the State. Termination of services shall be effected by delivery to the Contractor of a Termination Notice at least thirty (30) days prior to the termination effective date, specifying the extent to which performance of services under such termination becomes effective. The Contractor shall be compensated for services properly rendered prior to the effective date of termination. The State will not be liable for services performed after the effective date of termination. The Contractor shall be compensated for services herein provided but in no case shall total payment made to the Contractor exceed the original contract price or shall any price increase be allowed on individual line items if canceled only in part prior to the original termination date.

46. Termination for Default

  With the provision of thirty (30) days notice to the Contractor, the State may terminate this Contract in whole or in part, if the Contractor fails to:

    Correct or cure any breach of this Contract;

    Deliver the supplies or perform the services within the time specified in this Contract or any extension;

    Make progress so as to endanger performance of this Contract; or

    Perform any of the other provisions of this Contract.

  If the State terminates this Contract in whole or in part, it may acquire, under the terms and in the manner the State considers appropriate, supplies or services similar to those terminated, and the Contractor will be liable to the State for any excess costs for those supplies or services. However, the Contractor shall continue the work not terminated.

  The State shall pay the contract price for completed supplies delivered and services accepted. The Contractor and the State shall agree on the amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree will be a dispute under the Disputes clause. The State may withhold from these amounts any sum the State determines to be necessary to protect the State against loss because of outstanding liens or claims of former lien holders.

  The rights and remedies of the State in this clause are in addition to any other rights and remedies provided by law or equity or under this Contract.

47. Registration with the Secretary of State of Indiana

The Contractor certifies that if it is a non-domestic entity, it is registered with the Indiana Secretary of State to do business in the State of Indiana.

48. Reserved

49. Waiver of Rights

No right conferred on either party under this Contract shall be deemed waived and no breach of this Contract excused, unless such waiver or excuse is in writing and signed by the party claimed to have waived such right.

Failure of the State to enforce at any time any provision of this Contract shall not be construed as a waiver thereof. The remedies herein reserved shall be cumulative and additional to any other remedies in law or equity.

50. Work Standards

The Contractor shall execute its responsibilities by following and applying at all times the highest professional and technical guidelines and standards. If the State becomes dissatisfied with the work product of or the working relationship with those individuals assigned to work on this Contract, the State may request in writing the replacement of any or all such individuals, and Contractor shall grant such request.

51. State Boilerplate Affirmation Clause

The undersigned attests on behalf of the contractor, subject to the penalties of perjury that I have not altered, modified or changed the State's Boilerplate contract clauses paragraphs 4 through 49) or the Offices' additionally required clauses (paragraphs 50 through 56) in any way and that I am not aware of any alterations, modifications or changes to the State's Boilerplate contract clauses, except for the following clauses which are identified by name below:

Clause 2 Consideration

Clause 15 Continuity of Services

Clause 26 Information Technology Accessibility

Clause 28 Key Persons

Clause 33 Notice to Parties

Clause 36 Payments

Clause 48 Travel

52. Assurance of Compliance with Civil Rights Act of 1964, Section 504 of the Rehabilitation Act of 1973 and the Age Discrimination Act of 1975, the Americans with Disabilities Act of 1990 and Title IX of the Education Amendments of 1972

The Contractor agrees that it, and all of its subcontractors and providers, will comply with the following:

A. Title VI of the Civil Rights Act of 1964 (Pub. L. 88-352), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 80), to the end that, in accordance with Title VI of that Act and the Regulation, no person in the United States shall on the ground of race, color, or national origin, be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

  Section 504 of the Rehabilitation Act of 1973 (Pub. L. 93-112), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 84), to the end that, in accordance with Section 504 of that Act and the Regulation, no otherwise qualified handicapped individual in the United States shall, solely by reason of his/her handicap, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

  The Age Discrimination Act of 1975 (Pub. L. 94-135), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 91), to the end that, in accordance with the Act and the Regulation, no person in the United States shall, on the basis of age, be denied the benefits of, be excluded from participation in, or be subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

  The Americans with Disabilities Act of 1990 (Pub. L. 101-336), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Justice (28 CFR 35.101 et seq.), to the end that in accordance with the Act and Regulation, no person in the United States with a disability shall, on the basis of the disability, be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

  Title IX of the Education Amendments of 1972, as amended (20 U.S.C. Sections 1681,1683, and 1685-1686), and all requirements imposed by or pursuant to regulation, to the end that, in accordance with the Amendments, no person in the United States shall, on the basis of sex, be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

The Contractor agrees that compliance with this assurance constitutes a condition of continued receipt of Federal financial assistance, and that it is binding upon the Contractor, its successors, transferees and assignees for the period during which such assistance is provided. The Contractor further recognizes that the United States shall have the right to seek judicial enforcement of this assurance.

53. Conveyance of Documents and Continuation of Existing Activity

Should the Contract for whatever reason, (i.e. completion of a contract with no renewal, or termination of service by either party), be discontinued and the activities as provided for in the Contract for services cease, the Contractor and any subcontractors employed by the terminating Contractor in the performance of the duties of the Contract shall promptly convey to the State of Indiana, copies of all vendor working papers, data collection forms, reports, charts, programs, cost records and all other material related to work performed on this Contract. The Contractor and the Office shall convene immediately upon notification of termination or non-renewal of the Contract to determine what work shall be suspended, what work shall be completed, and the time frame for completion and conveyance. The Office will then provide the Contractor with a written schedule of the completion and conveyance activities associated with termination. Documents/materials associated with suspended activities shall be conveyed by the Contractor to the State of Indiana upon five days' notice from the State of Indiana. Upon completion of those remaining activities noted on the written schedule, the Contractor shall also convey all documents and materials to the State of Indiana upon five days' notice from the State of Indiana.

54. Environmental Standards

If the contract amount set forth in this Contract is in excess of $100,000, the Contractor shall comply with all applicable standards, orders, or requirements issued under section 306 of the Clean Air Act (42 U.S.C. Section 7606), section 508 of the Clean Water Act (33 U.S.C. Section 1368), Executive Order 11738, and Environmental Protection Agency regulations (40 C.F.R. Part 32), which prohibit the use under non-exempt Federal contracts of facilities included on the EPA List of Violating Facilities. The Contractor shall report any violations of this paragraph to the State of Indiana and to the United States Environmental Protection Agency Assistant Administrator for Enforcement.

55. Lobbying Activities

Pursuant to 31 U.S.C. Section 1352, and any regulations promulgated thereunder, the Contractor hereby assures and certifies that no federally appropriated funds have been paid, or will be paid, by or on behalf of the Contractor, to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress, in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative contract, and the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan or cooperative contract. If any funds other than federally appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with this Contract, the Contractor shall complete and submit Standard Form-LLL, "Disclosure Form to Report Lobbying", in accordance with its instructions.

56. Ethics Compliance

The contractor and its agents shall abide by all ethical requirements that apply to persons who have a business relationship with the State, as set forth in Indiana Code Section 4-2-6 et seq., the regulations promulgated thereunder, and Executive Order 04-08, dated April 27, 2004. If the contractor is not familiar with these ethical requirements, the contractor should refer any questions to the Indiana State Ethics Commission, or visit the Indiana State Ethics Commission website at <<<http://www.in.gov/ethics/>>>. If the contractor or its agents violate any applicable ethical standards, the State may, in its sole discretion, terminate this contract immediately upon notice to the contractor. In addition, the contractor may be subject to penalties under Indiana Code Section 4-2-6-12.

Non-Collusion and Acceptance

The undersigned attests, subject to the penalties for perjury, that he/she is the Contractor, or that he/she is the representative, agent, member or officer of the contracting party, that he/she has not, nor has any other member, employee, representative, agent or officer of the Contractor, directly or indirectly, to the best of his/her knowledge, entered into or offered to enter into any combination, collusion or agreement to receive or pay, and that he/she has not received or paid, any sum of money or other consideration for the execution of this Contract other than that which appears upon the face of this Contract.

The rest of this page is left blank intentionally.

In Witness Whereof, Contractor and the State of Indiana have, through duly authorized representatives, entered into this Contract. The parties having read and understand the foregoing terms of this Contract do by their respective signatures dated below hereby agree to the terms thereof.

Contractor:

By: /s/ Paul Hobson

Name: Paul Hobson

Title: Executive Director

Date: November 23, 2004

State of Indiana Agency:

Melanie Bella

Assistant Secretary

Family and Social Services Administration

Date: November 23, 2004

Department of Administration:

Charles R. Martindale

Commissioner

Date:

State Budget Agency Office of the Attorney General

Marilyn F. Schultz Stephen Carter

Director Attorney General

Date: Date:

Office of the Attorney General

Stephen Carter

Attorney General

Date: